                            ESCROW DEPOSIT AGREEMENT

          THIS ESCROW DEPOSIT AGREEMENT is made and entered into as of the _____ day of August, 1997 by and among CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company (the "Bank-Escrowee"), EDWARD D. JONES & Co., L.P., a Missouri limited partnership (the "Depositor-Agent"), and COMMUNITY INVESTMENT PARTNERS III L.P., LLLP, a Missouri limited partnership registered as a Missouri limited liability limited partnership (the "Issuer-Partnership").

                                   RECITALS:

          1. The Issuer-Partnership, a limited partnership organized under the Missouri Revised Uniform Limited Partnership Act and registered as a limited liability limited partnership under the Missouri Uniform Partnership Law and the Missouri Revised Uniform Limited Partnership Act, to invest primarily in venture capital and other investments, proposes to sell up to 200,000 units of limited partnership interests in the Issuer-Partnership (the "Units") at a price of $25.00 each, as described in a Registration Statement on Form N-2 (No. 333-__________) filed with the Securities and Exchange Commission (the "Commission") relating to the Issuer-Partnership and the Units (the "Registration Statement").

          2. In connection with the proposed sale of such Units, Edward D. Jones & Co., L.P., c/o 12555 Manchester Road, Des Peres, Missouri 63131 (the "Depositor-Agent"), has been named as the proposed agent for the sale of such Units.

          3. The Depositor-Agent proposes to sell the Units on a "best efforts" basis.

          4. In compliance with an Agency Agreement among the Issuer-Partnership, CIP Management, Inc., CIP Management L.P., LLLP (the "Managing General Partner"), and the Depositor-Agent (the "Agency Agreement") and Rule 15c2-4 under the Securities Exchange Act of 1934, the Partnership and the Depositor-Agent desire that subscription payments from the sale of the Units be deposited in escrow with the Bank-Escrowee until certain terms and conditions have been satisfied.

          5. The Bank-Escrowee desires to act as escrow agent in connection with the subscription payments.

          6. Such offering will terminate not later than March 31, 1998
(the "Offering Termination Date"). If subscriptions acceptable to the Managing General Partner for 40,000 Units are not received by October 30, 1997, as may be extended in the discretion of the Managing General Partner (but not to be extended later than the Offering Termination Date), no units will be sold and the subscribers' funds will be refunded promptly with any interest earned thereon. If acceptable subscriptions for at least 40,000 Units have been received by October 30, 1997 (or such later date to which it may be extended), and certain other conditions are met, there will be at least one closing of the sale of Units at such time and for the number of units as the Partnership and Edward D. Jones & Co., L.P. determine (the "Initial Closing"); provided, however, that the Initial Closing will take place for no fewer than 40,000 Units.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                 ESCROW ACCOUNT

          Section 1.1 Agent/Account. The Bank-Escrowee agrees to act as escrow agent in receiving and disbursing any proceeds from the sale of the Units in accordance with the terms of this Agreement and to establish an account for such purposes (the "Escrow Account").

          Section 1.2 Delivery of Subscription Payments. The Depositor-Agent will deliver to the Issuer-Partnership all copies of the subscription agreements and to the Bank-Escrowee the subscription payments for Units in the form of checks drawn by the subscribers, payable to the order of "ChaseMellon Shareholder Services, L.L.C./CIP III-Escrow Account". Each subscription payment shall be delivered by the Depositor-Agent by noon of the next business day following its receipt by the Depositor-Agent. The Bank-Escrowee shall promptly return to the Depositor-Agent any checks made payable other than as stated above. Concurrently with the delivery of the subscription payments, the Depositor-Agent shall deliver to the Bank-Escrowee a statement of:

             (a) the name and address of each subscriber whose payment is then being delivered;

             (b) the amount received from each such subscriber;

             (c) the number of Units which each such person has agreed to purchase; and

             (d) the taxpayer identification number of such person.

          Section 1.3 Collection and Deposit. The Bank-Escrowee shall accept each subscription check for credit and forward such check for collection. Upon collection of the proceeds of each such check, the Bank-Escrowee shall deposit the collected proceeds in the Escrow Account and make a written account of the subscriber's name and address, tax identification number, number of Units purchased, and date of and amount of consideration received. Upon notice of any change of address whether by notification by the subscriber or by return of mail addressed to the subscriber, the Bank-Escrowee will notify the Issuer-Partnership and Depositor-Agent of any change of address or lack of correct address and likewise the Issuer-Partnership and Depositor-Agent shall inform the Bank-Escrowee of any such information acquired by the Issuer-Partnership or the Depositor-Agent. If any check is returned unpaid to the Bank-Escrowee, the Bank-Escrowee shall promptly return such check along with the respective subscription information to the Depositor-Agent and simultaneously, notify the

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


Issuer-Partnership and do such other things in respect thereto to effect collection of such check as may be reasonably requested by the Issuer-Partnership, provided the Issuer-Partnership indemnifies the Bank-Escrowee for all expenses and liabilities incurred thereby.

                                   ARTICLE II

                               INVESTING OF FUNDS

          Section 2.1 Investments. From time to time after the first deposit of any funds pursuant to Article I hereof and until such time as all funds in the Escrow Account have been disbursed pursuant to Article III hereof, the Depositor-Agent shall instruct the Bank-Escrowee in writing to, and the Bank-Escrowee thereupon shall, invest such funds being then held by the Bank-Escrowee in any of the following securities:

             (a) short-term direct obligations of the United States of America or any instrumentality thereof for the payment of which the full faith and credit of the United States of America is pledged;

             (b) short-term bank time deposits or certificates of deposit of banks or trust companies (including the Bank-Escrowee) organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $5,000,000, provided, that the maturity date of any such deposit or certificate does not extend beyond the anticipated contingency occurrence date, unless such instrument can be readily sold or otherwise disposed of for cash by the time the contingency occurs without any dissipation of the offering proceeds invested; and/or

             (c) bank money market accounts, which are invested in the foregoing.

Except as provided above, the Bank-Escrowee is under no duty to invest funds deposited in the Escrow Account. If no investment instructions are received by the Bank-Escrowee, the Bank-Escrowee shall invest in bank money market accounts.

          Section 2.2 Redemption or Sale. The Bank-Escrowee shall present for redemption any obligation so purchased or sell such obligation upon the direction of the Depositor-Agent.

          Section 2.3 Part of Escrow Account. Obligations so purchased as an investment of funds of the Escrow Account shall be deemed at all times to be a part of the Escrow Account, and the interest accruing thereon shall be credited to the Escrow Account for the account of the subscriber whose funds were thus invested. If the Depositor-Agent so directs, the Bank-Escrowee shall make any and all investments permitted by this paragraph through its own bond or investment department.

          Section 2.4  Loss.   Neither the Bank-Escrowee nor the
Issuer-Partnership will be responsible for any loss suffered from any investment.


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


                                  ARTICLE III

                             DISTRIBUTION OF FUNDS

          Section 3.1 Closing. In the event that at least 40,000 Units have been subscribed for prior to the Initial Closing and payments in the amount of $12.50 for each Unit subscribed for shall have been deposited in the Escrow Account in collected funds, the parties hereto shall proceed as follows:

               a. Notice of Closing. The Depositor-Agent shall advise the Bank-Escrowee in writing that all conditions precedent as to closing by named subscribers have been satisfied, and the Depositor-Agent shall arrange for a closing as to such named subscribers in accordance with the Agency Agreement (a "Closing" or a "Closing Time"). The Depositor-Agent shall give verbal notice of Closing Time, followed by written notice, to the Bank-Escrowee at least three business days prior to such Closing Time.

               b. Application of Funds. At each Closing Time, the Bank-Escrowee shall disburse to the Issuer-Partnership the cash representing collected funds then being held in the Escrow Account for the account of the subscribers for whose purchase of Units such Closing is being held in accordance with the written direction of the Depositor-Agent, at which time such amounts so applied shall no longer be a deposit or deposits under this Agreement. In the event the funds have been invested on behalf of the subscribers pursuant to Section 2.1, the interest income shall be disbursed in accordance with Section 3.4.

          For purposes of this Section 3.1, the term "collected funds" shall mean all funds received by the Bank-Escrowee which have cleared normal banking channels and are in the form of cash.

          Section 3.2  No Closing.  In the event that on or prior to fifteen
(15) business days after the Offering Termination Date, no Closing contemplated by Section 3.1 above shall have been consummated, then the Depositor-Agent shall promptly so advise in writing the Bank-Escrowee ("Notice of No Closing") and authorize and direct in writing the Bank-Escrowee to return as promptly as practicable, the funds held in the Escrow Account to or for the accounts of all of the subscribers at their respective addresses provided pursuant to Section
1.2. In each case the Bank-Escrowee shall return such funds with interest, if any, allocated as provided in Section 3.4.

          Section 3.3 Rejected Subscription. In the event that before a Closing Time with respect to any subscriber the Bank-Escrowee shall have received written advice from the Depositor-Agent that such named subscriber has been rejected by the Partnership, or that prior to such Closing Time it is determined by the Partnership that such named subscriber does not meet the suitability standards required by the Partnership for investment in the Units, the Bank-Escrowee shall, upon receipt of the written direction of the Depositor-Agent ("Notice of Rejection"), return funds deposited pursuant to
Section 1.2 to such subscribers at their respective

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addresses provided pursuant to Section 1.2.  The Bank-Escrowee shall return such funds without deduction and with interest earned to the date such notice is received by the Bank-Escrowee in accordance with Section 3.4.

          Section 3.4 Interest Allocation. In the event that the funds have been invested on behalf of the subscribers pursuant to Section 2.1, the Bank-Escrowee shall at Closing Time, or after receipt of Notice of No Closing or Notice of Rejection return to such subscribers a pro rata portion (allocated as set forth below) of the interest or income earned thereon, and within three
(3) business days thereafter send to the Issuer-Partnership a check register indicating the amounts disbursed and the payees. Such interest and income shall be allocated among the subscribers referred to in the preceding sentence in proportion to the amounts of their respective subscription funds and the lengths of time their subscription amounts were on deposit. The Bank-Escrowee shall provide to each subscriber, before January 31, 199___, a Form 1099 indicating the interest or income earned on such investment during 199___.

                                   ARTICLE IV

                              LIABILITIES AND FEES

          Section 4.1  Liabilities.

             (a) In the event that the Bank-Escrowee has disbursed funds in accordance with Article III, then, as to each such named subscriber, the Bank-Escrowee shall be relieved of all liabilities in connection with the escrow deposits provided for herein with respect to such named subscriber.

             (b) In any event, the obligations and liabilities of the Bank-Escrowee hereunder will terminate as of the Offering Termination Date, and as to any funds remaining in the Escrow Account the Bank-Escrowee shall be entitled to refrain from taking any action until it has been directed otherwise in writing by the Depositor-Agent, or by a final judgment of a court of competent jurisdiction.

          Section 4.2 Fees. The Bank-Escrowee shall not receive any fee in connection with its services rendered under this Escrow Deposit Agreement, except for such fees specified in the letter from the Bank-Escrowee dated _______, 1997. Payments to be made pursuant to this section shall be made by the Issuer-Partnership, in accordance with the provisions of such letter. In the event that the funds are returned to the subscribers because at least 40,000 Units were not subscribed for by the Initial Closing, as contemplated by
Section 3.2 above, the Bank-Escrowee's fee will be paid to the Bank-Escrowee on behalf of the Issuer-Partnership, by the Managing General Partner of the Issuer-Partnership on or prior to five business days after the Initial Closing.

                                   ARTICLE V


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


                                 MISCELLANEOUS

          Section 5.1 Duties of Bank-Escrowee. It is understood and agreed, further, that the Bank-Escrowee shall:

              (a) be under no duty to enforce payment of any purchase price which is to be paid to and held by it hereunder;

              (b) be under no duty to accept information from any person other than the Issuer-Partnership and the Depositor-Agent and then only to the extent and in the manner provided in this Agreement;

              (c) be protected in acting upon any notice, opinion, request, certificate, approval, consent or other paper believed by it to be genuine and to be signed by the proper party or parties;

              (d) be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any one of its authorized officers and (i) mailed, by registered or certified mail, postage prepaid, or (ii) hand delivered, in a sealed wrapper, manually receipted for by the Depositor-Agent or the Issuer-Partnership, addressed to the Depositor-Agent or the Issuer-Partnership, respectively, at the following address:

          Depositor-Agent:

                  Edward D. Jones & Co., L.P.
                  12555 Manchester Road
                  St. Louis, Missouri  63131

          Issuer-Partnership:

                  Community Investment Partners III L.P., LLLP
                  c/o Edward Jones
                  12555 Manchester Road
                  St. Louis, Missouri  63131
                  Attention:  Daniel A. Burkhardt

                  (e) have no liability, or duty to inquire into the terms and conditions of this Agreement, the Agency Agreement, the Registration Statement or any of the exhibits annexed thereto, and that its duties under this Agreement are purely ministerial in nature;

                  (f) be entitled to refrain from taking any action other than to keep all property held by it in escrow until it shall be directed otherwise in writing by the Depositor-Agent, or by a final judgment by a court of competent jurisdiction, provided that it shall be uncertain as to its duties and rights hereunder;

                  (g) have no liability for following the instructions herein contained or expressly provided for, or written instructions given by the Depositor-Agent.

          Section 5.2 Indemnification. Depositor-Agent agrees to indemnify and hold harmless the Bank-Escrowee for any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Agreement, except such claims which are occasioned by its bad faith, gross negligence, willful misconduct or any other breach of fiduciary duty.

          Section 5.3 Advice of Counsel. The Bank-Escrowee shall be permitted to consult with counsel of its choice, who may be counsel to the Depositor-Agent or Issuer-Partnership or who may be in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the advice of such counsel, provided, however, that nothing contained in this Section, nor any action taken by the Bank-Escrowee, or of any counsel, shall relieve the Bank-Escrowee from liability for any claims which are occasioned by its bad faith, gross negligence or willful misconduct or any other breach of its fiduciary duty, all as provided in Section 5.2 above.

          Section 5.4 Modification etc. This Agreement cannot be modified or amended except in a writing signed by the parties hereto. In addition, the Bank-Escrowee is not bound by any termination, cancellation, rescission or supersession of this Agreement, unless the same shall be in writing and signed by the parties hereto.

          Section 5.5 Resignation. The Bank-Escrowee shall have the right, at any time, to resign hereunder by giving written notice of its resignation to the Depositor-Agent at its address set forth above, at least 30 business days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation:

                  (a) all cash and other payments and all other property then held by the Bank-Escrowee hereunder shall be delivered by it to such person as may be designated in writing by the Depositor-Agent, whereupon the Bank-Escrowee's obligations hereunder shall cease and terminate;

                  (b) if no such person has been designated by such date, all obligations of the Bank-Escrowee hereunder shall, nevertheless, cease and terminate; and

                  (c) the Bank-Escrowee's sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Depositor-Agent or in accordance with the directions of a final order or judgment of a court of competent jurisdiction and the provisions of Sections 5.1(f), 5.2 and 5.6 shall remain in effect.

          Section 5.6 Expenses. The Bank-Escrowee shall be reimbursed by the Depositor-Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by it in accordance with any provisions of this Agreement except any such expenses, disbursements or advances as may be attributable to its gross negligence, willful misconduct or bad faith or any other breach of fiduciary duty.

          Section 5.7 Continuation of Offer. In the event the Issuer-Partnership and the Depositor-Agent shall agree to extend the Initial Closing beyond the close of business on October 30, 1997, the Depositor-Agent shall notify the Bank-Escrowee of such fact in writing specifying the date and time to which the Offering Period shall be continued, which date shall be no later than March 31, 1998.

          Section 5.8 Notices. All requests, notices, advices or other communications hereunder to the Bank-Escrowee required to be in writing shall be given either (a) by first class mail, postage prepaid, or (b) by hand delivery in a sealed envelope, in each case addressed as follows:

                  ChaseMellon Shareholder Services, L.L.C.
                  P.O. Box 14737
                  510 Locust
                  St. Louis, Missouri  63101
                  Attention:  Corporate Trust

          Section 5.9 Third Party Rights/Governing Law. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This agreement shall be governed by, and its provisions construed in accordance with, the laws of the State of Missouri and may be modified only in writing.

          Section 5.10 Additional Provisions. The terms and provisions of Exhibit A are hereby incorporated herein.

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


          IN WITNESS WHEREOF, the parties hereto have caused this Escrow Deposit Agreement to be executed as of the date first above written by their respective officers thereunder duly authorized.


                                 CHASEMELLON SHAREHOLDER SERVICES,
                                 L.L.C.
                                   Bank-Escrowee


                                 By
                                    ------------------------------
                                    Name:
                                         -------------------------
                                    Title:
                                         -------------------------
                                 EDWARD D. JONES & CO., L.P.
                                  Depositor-Agent


                                 By
                                    ------------------------------
                                    Name:
                                          -------------------------
                                    Title:
                                          -------------------------

                                 COMMUNITY INVESTMENT PARTNERS III L.P., LLLP

                                 By: CIP Management L.P., LLLP
                                        Managing General Partner

                                        By: CIP Management, Inc.
                                              its Managing General Partner


                                              By:
                                                  ------------------------
                                                Daniel A. Burkhardt
                                                President

                                   EXHIBIT A
                                   ---------

              GENERAL TERMS AND CONDITIONS FOR ESCROW AGREEMENT

          The following provisions shall be part of the Escrow Agreement to which this Exhibit is attached:

              1. The duties of the Bank-Escrowee shall be as expressed under the Agreement and the Bank-Escrowee shall have no implied duties. The permissive right or power to take any action shall not be construed as a duty to take action under any circumstances and the Bank-Escrowee shall not be liable except in the event of its gross negligence or willful misconduct.

              2. The Bank-Escrowee shall not be obligated to risk its own funds in the administration of the account and shall have a lien against any funds, securities or other property in its possession or control (the "Escrow Account") for its fees, expenses and advancements. The Bank-Escrowee need not take any action under the Agreement which may involve it in any expense or liability until indemnified to its satisfaction for any expense or liability it reasonably believes it may incur.

              3. Any recitals contained in the Agreement shall be deemed to be those of the principal and not those of the Bank-Escrowee.

              4. Unless specifically required by the Agreement, the Bank-Escrowee shall not be required to give any bond or surety or report to any Court despite any statute, custom or rule to the contrary.

              5. Any notice to or demand upon the Bank-Escrowee shall be given by being deposited, certified mail, postage prepaid, in the United States mail, addressed (until another address is filed in writing) to the Bank-Escrowee as follows:

                  ChaseMellon Shareholder Services, L.L.C.
                  510 Locust Street
                  P.O. Box 14768
                  St. Louis, Missouri  63178
                  Attention:  Corporate Trust Division

              6. The Bank-Escrowee may execute any of the duties under the Agreement by or through agents or receivers.

              7. The Bank-Escrowee shall not be required to take notice or be deemed to have notice of any default or other fact or event under the Agreement unless the Bank-Escrowee shall be specifically notified in writing of the default, fact or event.


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


              8. In the event the Bank-Escrowee becomes involved in litigation by reason of the administration of this agreement, it is hereby authorized to deposit with the Clerk of the Court in which the litigation is pending any and all funds, securities, or other property held by it under the Agreement, less its fees, expenses and advances, and shall stand fully relieved and discharged of any further duties. Also, in the event the Bank-Escrowee is threatened with litigation by reason of the Agreement, it is hereby authorized to file an interpleader action in any court of competent jurisdiction and to deposit with the Clerk of such Court any funds, securities, or other property held by it, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties.



                                      -11-